Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-119145, 333-108286, 333-98979 and 333-71764 on Form S-8 of Science Applications International Corporation of our report dated June 22, 2005, relating to the financial statements and supplemental schedule of Science Applications International Corporation 401(k) Profit Sharing Plan, which report expresses an unqualified opinion and includes an explanatory paragraph relating to valuation of investment securities for which market values are not readily ascertainable, appearing in this Annual Report on Form 11-K of Science Applications International Corporation 401(k) Profit Sharing Plan for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Diego, CA

June 27, 2005